Exhibit 99.1

PRESS RELEASE OF MATRIXX INITIATIVES, INC.

MATRIXX INITIATIVES, INC. INCREASES GUIDANCE FOR 2003 FISCAL YEAR

Positive Outlook Reflects Success of New Business Strategy and Increased Consumer Demand for Zicam Brand Products

     PHOENIX, AZ, September 25, 2003/PRNewswire/ — Matrixx Initiatives, Inc. (NASDAQ: MTXX), developer and distributor of the expanded line of Zicam® products, today announced that it expects for 2003 a greater than 50% revenue increase from 2002 and $0.25 to $0.30 earnings per share (EPS) on a diluted basis. This updates the Company’s previous guidance in which it expected a 30% revenue increase for 2003 over 2002 and a net income increase for the same period at a rate faster than the revenue growth. In 2002, the Company reported revenues of $23.5 million and $0.14 in earnings per share (exclusive of a one-time deferred tax asset accrual).

     “Our guidance increase reflects the initial success of the aggressive, new strategic business direction outlined to shareholders just 14 months ago,” said Carl J. Johnson, president and chief executive officer. “The success is demonstrated by store sales market data which show an increasing number of consumers buying Zicam brand products. Results from the latest 52 week syndicated retail stores market data through September 7, 2003, show Zicam brand products with a 10.2% market share for food/drug/mass merchandisers (the data excludes the nation’s largest mass merchandise retailer). This share is 4.7 share points above the comparable year ago period.”

     Mr. Johnson also noted that the current retail stores market data results reflect continued growth in Zicam brand’s retail sales volume, which increased 89% in the last 52 weeks ended September 7, 2003, versus the comparable period a year ago. These results include a more than 90% increase in retail sales for the Company’s patented flagship product, Zicam Cold Remedy nasal gel in various forms, indicating continued growing consumer demand for the Company’s cold remedy formula.

     “Factory shipments have followed these growing retail sales trends with net sales for the first six months of 2003 up 73% versus a year ago, and net sales for the 12 months ended June 30, 2003 up 89% versus the comparable 12 month period,” said Mr. Johnson. “During the balance of 2003, we expect that these trends will provide significant earnings potential, positive cash flow from operations, and the elimination of any debt presently outstanding. We also expect our balance sheet to continue to improve as we move towards the end of the year.”

     While the growing consumer confidence in the Zicam brand of products is of paramount importance, Mr. Johnson emphasized that the positive financial results and guidance increase are the result of several important business initiatives accomplished including:

•	Introduction of five new Zicam brand products in August 2002, including the very popular Zicam Cold Remedy swabs.

•	Further expansion of the Zicam product line in August 2003, with the introduction of three additional new products and expansion to oral delivery forms from the original nasal delivery products.

•	Development of impactful new advertising that effectively communicates to consumers that using Zicam Cold Remedy at the first sign of a common cold can help them significantly reduce the duration and severity of the cold.

•	Development of new, more impactful packaging graphics to improve retail shelf presence.

•	Implementation of national couponing support for the Zicam brand, affording excellent merchandising opportunities for retail partners and greater value for consumers.

•	Increased retail distribution of Zicam brand products, and closer working relationships with retail partners to increase the level of in-store promotion and display support for the Zicam brand.

•	Retention of the Emerson Group of experienced sales professionals to manage and grow the Company’s important and valuable retail partner relationships.

     Mr. Johnson concluded, “It should be noted that the increased guidance reflects absorption of approximately $1.3 million in additional expense ($0.08 in EPS) in the last three quarters of 2003 due to the Company’s decision in August 2003 to forgo its legal claims against its current swab manufacturer. Our decision to settle this matter provides greater assurance of supply of swab products during the critical early months of the upcoming cold season. This decision also facilitated a smoother transition to the new, improved swab product that will be introduced in early 2004, which we expect will eliminate the supply, capacity and cost issues associated with the original supplier.”

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to significantly reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT – Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy nasal gel product was shown to reduce significantly the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Cold Remedy Oral Mist, Zicam Cold Remedy Chewables, Zicam Cold Remedy RapidMelts, Zicam Allergy Relief, Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (NASDAQ:MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, executive vice president and chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353,

lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.

Matrixx Forward Looking Statement Disclaimer:

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectation that it will achieve in 2003 a greater than 50% year-over-year revenue increase from 2002, and $0.25 to $0.30 EPS for 2003; the expectation that, during the balance of 2003, the current retail trends will provide significant earnings potential, positive cash flow from operations, and the elimination of any outstanding debt; the Company’s expectation that its balance sheet will continue to improve through the end of 2003; and the Company’s expectation that its new swab product will eliminate the supply, capacity and cost issues associated with the original supplier. These forward-looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Some factors that could cause actual results to differ materially from the Company’s expectations include the severity of the cold season and consumers’ demand for the Company’s products, the cost of advertising for the Zicam products during the cold season, and the results of the new products sell-in. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s most recent Quarterly Report on Form 10-Q filed pursuant to the Securities and Exchange Act of 1934 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the subheading “Risk Factors” filed pursuant to the Securities Exchange Act of 1934.

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